EXHIBIT 21


                            LIST OF SUBSIDIARIES OF
                      FRONTIER ADJUSTERS OF AMERICA, INC.





Name                               State of Incorporation      Parent Company
- --------------------------------   ----------------------    -------------------



Frontier Adjusters of Arizona, Inc.     Arizona              Frontier Adjusters
                                                             of America, Inc.


Frontier Adjusters, Inc.                Colorado             Frontier Adjusters
                                                             of Arizona, Inc.


Frontier Adjusters Co., Ltd.            Alberta, Canada      Frontier Adjusters,
                                                                    Inc.

Frontier Adjusters Corp.                Puerto Rico          Frontier Adjusters,
                                                                    Inc.